Exhibit 3.1

CERTIFICATE

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

UNDER THE INFLUENCE, INC.

Under the Influence, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.  The name of the Corporation is Under the Influence, Inc.  The date of filing of its original Certificate of Incorporation with the Secretary of State was May 25, 1999.

2.  The Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of this Corporation by, among other amendments, amending Article FIRST to change the name of the Corporation to VITAMIN BLUE, INC., amending Article FOURTH to increase the number of authorized shares of Capital Stock of the Corporation to One Billion shares (1,000,000,000) consisting of One Hundred Million (100,000,000) shares of Preferred Stock, $.0001 par value per share and Nine Hundred Million (900,000,000) shares of Common Stock, $.0001 par value per share.

3.  That by unanimous written consent of the Board of Directors and the stockholders of the Corporation resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said Corporation, declaring said amendments to be advisable.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended and restated, that, as amended and restated said Amended and Restated Certificate of Incorporation shall be and read in full as follows:

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VITAMIN BLUE, INC.

FIRST:  The name of this Corporation is Vitamin Blue, Inc.

SECOND:  Its registered office in the State of Delaware is to be located at The Company Corporation, 2711 Centerville Road, in the City of Wilmington, County of New Castle, Delaware 19808.  The registered agent in charge thereof is The Company Corporation, address "same as above".

THIRD:  The nature of the business and, the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  1.  Capital Stock.  The total number of authorized shares of capital stock of this Corporation is One Billion (1,000,000,000) of which One Hundred Million (100,000,000) shares shall be Preferred Stock with a par value of $.0001 per share and Nine Hundred Million (900,000,000) shares shall be Common Stock with a par value of $.0001 per share.

2.  Common Stock.  Except as otherwise provided herein, all shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

(a)  Voting Rights of Common Stock.  Except as set forth herein or as otherwise required by law, each outstanding share of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by such holder.

(b)  Dividends.  The Board of Directors of the Corporation may cause dividends to be paid to holders of shares of Common Stock out of funds legally available for the payment of dividends.

(c)  Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subject to the rights of holders of any Preferred Stock, all distributions shall be payable to the holders of shares of Common Stock equally and ratably.

3.  Preferred Stock.  The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the state of Delaware, to establish from time to time the number of shares to be included in each series and the voting powers thereof, full or limited, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a)	The number of shares, constituting that series and the distinctive designation of that series;

(b)
The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, it any, or payment of dividends on shares of that series;

(c)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
(d)
Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e)
Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
(g)
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h)	Any other relative rights, preferences and limitations of that series.

FIFTH:  1.  Power of the Board of Directors.  The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors.  In furtherance, and not in limitation, of the powers of conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to:

(a)
determine the rights, powers, duties rules and procedures that affect the power of the Board of Directors to manage and direct the business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for, Board meetings, as well as quorum and voting requirements for, and the manner of taking, board action; and

(b)
exercise all such powers and do all such acts as may be exercised or done by the Corporation, subject to the provisions of the laws of the State of Delaware, this Certificate of Incorporation, and the Bylaws of the Corporation.

2.           Number of Directors.  The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

3.           Vacancies on the Board.  Newly created directorships resulting from any increase in the authorized number of directors, or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders.

SIXTH:  Indemnification.  The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section, and the indemnification provided herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

SEVENTH:  Limitation on Liability of Board of Directors.  A director of the Corporation shall, to the maximum extent now or hereafter permitted by Section 102 (b) (7) of the Delaware General Corporation Law (or any successor provision or provisions), have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

EIGHTH:  Compromise.  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

NINTH:  Amendment of Bylaws.  The Corporation's Board of Directors is hereby expressly authorized, at any time or from time to time, to make, alter, amend and repeal the By-Laws.

TENTH:  Amendment of Certificate of Incorporation.  The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation.

ELEVENTH:  Severability.  In the event that any of the provisions of this Certificate of Incorporation (including any provision within a single article, section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.

TWELFTH:  The name and mailing address of the incorporator is as follows:

Neysa Webb, The Company Corporation, 1013 Centre Road, Wilmington, DE 19808

THIRTEENTH:  The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the Corporation outside of the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

This Amended and Restated Certificate of Incorporation was duly adopted by unanimous written consent of the stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware and shall be effective upon the date and the time of filing of this Certificate.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed as of April ____, 2007.

UNDER THE INFLUENCE, INC.

By:_______________________________
Frank D. Ornelas, Sole Shareholder,
Director and Officer